ONECAP

                      A Nevada Corporation

                          Exhibit 10 h

        Advertising Agreement with "The House Detective,"
                     Dated December 20, 1999



December 20, 1999

To: Dana Rogers
From: rich newman
Subject: "The House Detective" TV Show

Re: One Cap

Dear Dana:

This  will  serve as an agreement between One Cap and "The  House
Detective" TV real estate program which airs Sunday morning at 9:00AM on KTNV-TV.

1. One Cap will be a sponsor on the program and will receive open and closing sponsor identification plus a segment on the show which will run approximately 21/2 to 3 1/2 minutes

2. One Cap will air every other week commencing January 8, 1999.

3.   The cost for each program shall be $225.00 per week.

4. If any outside production is required, a written quote will he submitted in advance for approval.

5.   This agreement is cancelable with a two weeks notice.

Respectfully submitted:

/s/rich newman